UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hilbert, Stephen C.
   11825 N. Pennsylvania Street
   Carmel, IN  46032
   USA
2. Issuer Name and Ticker or Trading Symbol
   Conseco, Inc.
   (CNC)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board, President and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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 Common Stock              |1/3/00|M   | |1,491,372         |A  |           |                   |D     |                           |
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 Common Stock              |1/3/00|F   | |657,647           |D  |$17.66     |8,476,410          |D     |                           |
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 Common Stock              |      |    | |                  |   |           |5                  |I     |By Minor Child             |
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 Common Stock              |      |    | |                  |   |           |221,261            |I     |By Trust                   |
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 Common Stock              |      |    | |                  |   |           |98,822             |I     |By Trust                   |
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 Common Stock              |      |    | |                  |   |           |1,120,000          |I     |By Trust                   |
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 Common Stock              |      |    | |                  |   |           |200,000            |I     |By Trust                   |
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 Common Stock              |      |    | |                  |   |           |60,000(1)          |I     |By Trust                   |
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 Common Stock              |      |    | |                  |   |           |1,975,000          |I     |By Trust                   |
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 Common Stock              |      |    | |                  |   |           |100,000            |I     |By Trust                   |
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 Common Stock              |      |    | |                  |   |           |17,100             |I     |By Trust                   |
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 Common Stock              |      |    | |                  |   |           |15                 |I     |By 401(k) Plan             |
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___________________________________________________________________________________________________________________________________|
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
 Stock Units (2)      |1-for-1 |1/3/0|M   | |1,410,006  |D  |(2)  |(2)  |Common Stock|1,410,0|       |0           |D  |            |
                      |        |0    |    | |           |   |     |     |            |06     |       |            |   |            |
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 Stock Units (3)      |1-for-1 |1/3/0|M   | |81,366     |D  |(3)  |(3)  |Common Stock|81,366 |       |273,358.4   |D  |            |
                      |        |0    |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) The Reporting Person disclaims beneficial ownership of these securities and this report shall not be deemed an admission that the Reporting
Person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(2) Represents common stock units conditionally awarded under the Issuer's Executive Deferred Compensation Program.
(3)  Granted under the Conseco, Inc. 1994 Stock and Incentive
Plan.
SIGNATURE OF REPORTING PERSON
/s/ Stephen C. Hilbert by Karl W. Kindig, Attorney-in-Fact
DATE
February 4, 2000